UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934
August 7, 2007
Date of Report (date of earliest event reported)
STARBUCKS CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Washington	0-20322	91-1325671

(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)
2401 Utah Avenue South. Seattle, Washington 98134
(Address of principal executive offices)
(206) 447-1575
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On August 7, 2007 (the “Effective Date”), Starbucks Corporation (the “Company”) entered into a Credit Agreement with Bank of America, N.A. as Administrative Agent, Citibank, N.A. and Goldman Sachs Bank USA, as Syndication Agents, and the other lenders party thereto (the “Credit Agreement”). The Credit Agreement provides for a $400 million unsecured, revolving credit facility, which is scheduled to mature on August 5, 2008. The Company intends to use the credit facility for general corporate purposes, which may include the repurchase of Company common stock under its ongoing share repurchase program as updated and approved by the Company’s board of directors.
     Interest on indebtedness outstanding under the Credit Agreement will be payable at a rate per annum, selected by the Company, equal to (i) the Eurocurrency Rate plus a margin equal to between 0.110% and 0.270%, or (ii) the Base Rate. An additional 0.25% will be added to the applicable interest rate set forth above at the end of each three-month period following the Effective Date.
     During an event of default under the Credit Agreement, interest on the outstanding amount of the indebtedness under the Credit Agreement shall bear interest at a rate per annum equal to 2% in excess of the interest then borne by such borrowings. The Company shall have the option of selecting the type of borrowing and the length of interest period applicable thereto.
     As used herein, “Eurocurrency Rate” shall mean the British Banker’s Association LIBOR Rate adjusted for statutory reserves at all times, and “Base Rate” shall mean the higher of (a) the Federal Funds Rate plus 1/2% and (b) the rate of interest at which Bank of America, N.A. announces from time to time as its “prime rate.”
     The Credit Agreement contains a minimum consolidated fixed charge coverage ratio covenant. The Credit Agreement also contains customary affirmative and negative covenants, including, among other things, covenants regarding the delivery of financial statements, certificates and notice requirements, payment obligations (including taxes), preservation of existence, maintenance of properties and insurance policies, compliance with laws, keeping of records and use of proceeds, and limitations on incurring indebtedness (applicable to the Company’s subsidiaries only), granting liens, effecting certain fundamental changes and entering into certain burdensome agreements or affiliate transactions.
     The Credit Agreement contains certain events of default including, among other things, non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events and change of control, subject in certain instances, to cure periods. Upon an event of default, the lenders may direct the agent to accelerate the loans and terminate the commitments to lend.
     A copy of the Credit Agreement is attached to this report as Exhibit 10.1 and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the Credit Agreement and is qualified in its entirety by the complete text of the Credit Agreement itself.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information related to the Credit Agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Description

10.1	Credit Agreement dated August 7, 2007 among Starbucks Corporation, Bank of America, N.A. as Administrative Agent, Citibank, N.A. and Goldman Sachs Bank USA as Syndication Agents, and the other lenders party thereto.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STARBUCKS CORPORATION
Dated: August 9, 2007
	By:	/s/ Michael Casey
Michael Casey
executive vice president, chief financial officer and chief administrative officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated August 7, 2007 among Starbucks Corporation, Bank of America, N.A. as Administrative Agent, Citibank, N.A. and Goldman Sachs Bank USA as Syndication Agents, and the other lenders party thereto.